Exhibit 10.39
Execution Copy
Advances, Pledge and Security Agreement
Specific Pledge
     This Advances, Pledge and Security Agreement (“Agreement”) is entered on January 15, 2010 between HICA Education Loan Corporation (“Member”), with principal offices in Reston, Virginia, and the Federal Home Loan Bank of Des Moines (“Bank”), with principal offices in Des Moines, Iowa.
     WHEREAS, the Bank may from time to time make available extensions of credit to the Member (“Advances”), in accordance with the Federal Home Loan Bank Act, the regulations and directives of the Federal Housing Finance Agency, the Confirmations issued hereunder, and the policies and procedures currently set forth in the Bank’s Member Products and Services Policy, as amended, superseded or replaced by the Bank’s Board of Directors from time to time, and the Bank’s Credit and Collateral Procedures, as amended, superseded or replaced by the Bank’s management from time to time (collectively referred to herein as the “Member Policies and Procedures”);
     WHEREAS, the Member desires, from time to time, to obtain Advances from the Bank in accordance with the terms and conditions of this Agreement, the Confirmations issued hereunder and the Member Policies and Procedures; and
     WHEREAS, the Bank requires that all Advances, and all other indebtedness, arising from any and all obligations or liabilities of the Member to the Bank be secured pursuant to this Agreement, and the Member agrees to provide such security;
     NOW THEREFORE, for valuable consideration, intending to be legally bound, and with respect to each and every such Advance, the Bank and Member agree as follows:
Section 1. Applications. The Member shall request an Advance in such form as shall be specified by the Bank. Nothing contained in this Agreement or the Member Policies and Procedures shall be construed as an agreement or commitment by the Bank to grant any Advance hereunder. The Bank expressly reserves its right and power to either grant or deny in its sole discretion any Advance.
Section 2. Confirmation of Advance. Each Advance, and, except as otherwise provided, all other indebtedness, shall be evidenced by a writing or electronic record, in such form or forms as may be determined by the Bank from time to time (“Confirmation”), issued by the Bank to the Member. The Member and the Bank shall be bound by the terms and conditions set forth herein, in the Confirmation and in the Member Policies and Procedures. Any inconsistencies between the terms and conditions of a Confirmation, this Agreement, or the Member Policies and Procedures, shall be resolved in favor of this Agreement.

Section 3. Payment to the Bank. The Member shall repay each Advance and make payments of interest thereon and any and all costs, expenses, fees and penalties relating thereto as specified herein and in the Member Policies and Procedures and the related Confirmation. All payments shall be made at the office of the Bank in Des Moines, Iowa, or at such other place as the Bank, or its successors or assigns, may from time to time appoint in writing.
The Member shall maintain in its demand deposit account(s) with the Bank (collectively, the “Demand Deposit Account”) an amount at least equal to the amounts then currently due and payable to the Bank on outstanding Advances. The Member hereby authorizes the Bank to debit the Demand Deposit Account for all amounts due and payable to the Bank on any Advance or other indebtedness. If the amount in the Demand Deposit Account is, at any time, insufficient to pay such due and payable amounts, the Bank may, without notice to the Member, apply any other funds or assets then in the possession of the Bank to the payment of such amounts.
Past due payments of principal, interest, or other amounts payable in connection with any Advance may, at the option of the Bank, bear interest until paid at a default rate that is 3% per annum higher than the then current rate being charged by the Bank for Advances.
Section 4. Creation of Security Interest in Collateral. As collateral security for any and all such Advances, Member assigns, transfers, and pledges to the Bank, its successors or assigns, property of Member as described in Exhibit A (the “Collateral”), which may be amended from time to time. With respect to such Collateral, Member undertakes and agrees as follows:
A. To keep and maintain such Collateral free and clear of pledges, liens and encumbrances to others as is required to meet the Member’s collateral maintenance level. The “required collateral maintenance level” means the amount of Collateral the Member is required to maintain to secure its Advances with the Bank as set forth and calculated in accordance with the Member Policies and Procedures;
B. To assemble and deliver Collateral to the Bank or its authorized agents immediately upon demand of the Bank; and as specified by the Bank in the Member Policies and Procedures to pay for the safekeeping of Collateral.
C. To make, execute and deliver to the Bank such assignments, endorsements, listings, powers, financing statements or other instruments as the Bank may reasonably request respecting such Collateral.
Section 5. Assignment to Bank of Security Interest in Bank Stock. The Member hereby assigns, transfers and pledges to the Bank, its successors or assigns, all stock of the Federal Home Loan Bank of Des Moines owned by the Member as collateral security for payment of any and all indebtedness, whether in the nature of an Advance or otherwise, of the Member to the Bank, its successors and assigns.
Section 6. Covenants. The Member represents, warrants, and covenants to the Bank, which representations, warranties, and covenants shall be deemed to be repeated at all times until the termination of this Agreement:

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A. No Event of Default, as defined in Section 9, with respect to the Member has occurred and is continuing or would occur as a result of the Member entering into or performing its obligations under this Agreement or any Advance.
B. The Member owns and has marketable title to the Collateral free and clear of any and all liens, claims, or encumbrances of any kind, and has the right and authority to grant a security interest in the Collateral and to subject all of the Collateral to this Agreement.
C. All of the Collateral meets the standards and requirements with respect thereto established by the Member Policies and Procedures.
D. The Member shall at all times maintain and accurately reflect the terms of this Agreement, including the Bank’s interest in Collateral, and all Advances and other indebtedness on its books and records.
E. The Member has the full power and authority and has received all corporate and governmental authorizations and approvals as may be required to enter into and perform its obligations under this Agreement and any Advance.
Section 7. Duty to Use Reasonable Care. In the event Member delivers Collateral to the Bank or its agent pursuant to Section 4 above, the duty of the Bank with respect to said Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral in its possession.
Section 8. Additional Security. Member shall assign additional or substituted Collateral for such Advances at any time the Bank shall deem it necessary for the Bank’s protection.
Section 9. Events of Default. The Bank may consider the Member in default hereunder upon the occurrence of any of the following events or conditions:
A. Failure of the Member to pay any interest, or repay any principal or pay any other amount due in connection with any Advance; or
B. Breach or failure to perform by the Member of any covenant, promise, condition, obligation or liability contained or referred to herein, or any other agreement to which the Member and the Bank are parties; or
C. Proof being made that any representation, statement or warranty made or furnished in any manner to the Bank by or on behalf of the Member in connection with all or part of any Advance was false in any material respect when made or furnished; or
D. Any tax levy, attachment, garnishment, levy of execution or other process issued against the Member or the Collateral; or
E. Any suspension of payment by the Member to any creditor or any events which result in acceleration of the maturity of any indebtedness of the Member to others under any indenture, agreement or other undertaking; or

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F. Application for, or appointment of, a receiver of any part of the property of the Member, or in case of adjudication of insolvency, or assignment for benefit of creditors, or general transfer of assets by the Member, or if management of the Member is taken over by any supervisory authority, or in case of any other form of liquidation, merger, sale of a substantial portion of the Member’s assets outside of the ordinary course of the Member’s business or voluntary dissolution, or upon termination of the membership of the Member in the Federal Home Loan Bank of Des Moines, or in the case of Advances made under the provisions of 12 U.S.C. § 1431(g)(4) or any successor provisions, if at any time thereafter the creditor liabilities of the Member, excepting its liabilities to the Bank, are increased in any manner to an amount exceeding 5% of its net assets; or
G. Determination by the Bank that a material adverse change has occurred in the financial condition of the Member from that disclosed at the time of the making of any Advance, or from the condition of the Member as theretofore most recently disclosed to the Bank in any manner; or
H. If the Bank reasonably and in good faith deems itself insecure even though the Member is not otherwise in default.
Section 10. Bank Remedies in the Event of Default. Upon the occurrence of any default hereunder, the Bank may, at its option, declare the entire amount of any and all Advances or other indebtedness to be immediately due and payable. Without limitation of any of its rights and remedies hereunder or under other law, the Bank shall have all of the remedies of a secured party under the Uniform Commercial Code of the State of Iowa. The Member agrees to pay all the costs and expenses of the Bank in the collection of the secured indebtedness and enforcement of the Bank’s rights hereunder including, without limitation, reasonable attorney’s fees. The Bank may sell the Collateral or any part thereof in such manner and for such price as the Bank deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held. The Bank shall have the right to purchase all or part of the Collateral at public or private sale. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonable and properly given if mailed, postage prepaid, at least five days before any such disposition to the address of the Member appearing on the records of the Bank.
The proceeds of any sale shall be applied in the following order: first, to pay all costs and expenses of every kind for the enforcement of this Agreement or the care, collection, safekeeping, sale, foreclosure, delivery or otherwise respecting the Collateral (including expenses for legal services); then to interest and fees on all indebtedness of the Member to the Bank; then to the principal amount of any such indebtedness whether or not such indebtedness is due or accrued. The Bank, at its discretion or as assigned by law, may apply any surplus to indebtedness of Member to third parties claiming a secondary security interest in the Collateral. Any remaining surplus shall be paid to the Member.
Section 11. Appointment of Bank as Attorney-in-Fact. Member does hereby make, constitute and appoint Bank its true and lawful attorney-in-fact to deal with the Collateral in the

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event of default and, in its name and stead to release, collect, compromise, settle, and release or record any note, mortgage or deed of trust which is a part of such Collateral as fully as the Member could do if acting for itself. The powers herein granted are coupled with an interest, and are irrevocable, and full power of substitution is granted to the Bank in the premises.
Section 12. Audit and Verification of Collateral. In extension and not in limitation of all requirements of law respecting examination of the Member by or on behalf of the Bank, the Member agrees that all Collateral pledged hereunder shall always be subject to audit and verification by or on behalf of the Bank in its corporate capacity.
Section 13. Resolution to be Furnished by Member. The Member agrees to furnish to the Bank at the execution of this Agreement, and from time to time hereafter, a certified copy of a resolution of its Board of Directors or other governing body authorizing such of the Member’s officers, agents, and employees as the Member shall select, to apply for Advances from the Bank. In lieu of requiring an additional resolution upon execution of this Agreement, the Bank may rely on a previously furnished resolution of the Member’s Board of Directors or other governing body with respect to Advances made pursuant to this Agreement.
Section 14. Applicable Law. This Agreement and all Advances and other indebtedness obtained hereunder shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the laws (exclusive of choice of law provisions) of the State of Iowa. Notwithstanding the foregoing, the Uniform Commercial Code as in effect in the State of Iowa shall apply to the parties’ rights and obligations with respect to the Collateral. If any portion of this Agreement conflicts with applicable law, such conflict shall not affect any other provision of this Agreement that can be given effect without the conflicting provision, and to this end the provisions of this Agreement are severable.
Section 15. Jurisdiction. In any action or proceeding brought by the Bank or the Member in order to enforce any right or remedy under this Agreement, Member hereby submits to the jurisdiction of the United States District Court for the Southern District of Iowa, or if such action or proceeding may not be brought in Federal Court, the jurisdiction of the Iowa District Court in Polk County. If any action or proceeding is brought by the Member seeking to obtain relief against the Bank arising out of this Agreement and such relief is not granted by a court of competent jurisdiction, the Member will pay all attorney’s fees and court costs incurred by the Bank in connection therewith.
Section 16. Effective Date; Agreement Constitutes Entire Agreement. This Agreement shall be effective on the date of execution of this Agreement by the parties hereto. Except as set forth in this paragraph, this Agreement, together with the Member Policies and Procedures and any applicable Confirmations, shall embody the entire agreement and understanding between the parties hereto relating to the subject matter hereof and thereof. This Agreement may not be amended except by written amendment executed by the Bank and the Member. Each such Confirmation and the Member Policies and Procedures shall be incorporated herein. Advances made by the Bank to the Member prior to the effective date of this Agreement shall be governed exclusively by the terms of the prior agreements pursuant to which such Advances were made, except that (i) any default thereunder shall constitute default

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hereunder, (ii) Collateral furnished as security hereunder shall also secure such prior Advances and (iii) the rights and obligations with respect to such Collateral shall be governed by the terms of this Agreement.
Section 17. Section Headings. Section headings are not to be considered part of this Agreement. Section headings are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
Section 18. Successors and Assigns. This Agreement shall be binding upon each of the parties, successors and permitted assigns. The Member may not assign any obligation hereunder without the prior written consent of the Bank. The Bank may assign any or all of its rights and obligations hereunder or with respect to any Advance or other indebtedness to any other party.
Section 19. No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of any right, power, or privilege or the exercise of any other right, power or privilege.
Section 20. Remedies Cumulative. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed in its name by its duly authorized representatives as of the dates below.
HICA EDUCATION LOAN CORPORATION (Member # 5165)

By: Name:	/s/ Mark D. Rein Mark D. Rein
Title:	President
Date:	January 15, 2010

FEDERAL HOME LOAN BANK OF DES MOINES

By: Name:	/s/ Jodie L. Stephens Jodie L. Stephens
Title:	Collateral Risk Manager
Date:	January 15, 2010

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Exhibit A
[Collateral List]

Ex. A-1

Addendum Number 1
To
Advances, Pledge and Security Agreement
Member # 5165
Specific Pledge
     This Addendum Number 1 to Advances, Pledge and Security Agreement (this “Addendum”) is entered into between HICA Education Loan Corporation (“Member”), with principal offices in Reston, Virginia, and the Federal Home Loan Bank of Des Moines (“Bank”), with principal offices in Des Moines, Iowa.
     WHEREAS, the Member and the Bank are parties to that certain Advances, Pledge and Security Agreement dated January 15, 2010 (the “Base Agreement”); and
     WHEREAS, the Member and the Bank desire that certain provisions of the Base Agreement be supplemented, amended and modified in accordance with the terms of this Addendum in order to (i) permit the Member to pledge to the Bank certain federally guaranteed student loans as “Collateral” for Advances made by the Bank to the Member, (ii) cause the terms of the Base Agreement, as modified by this Addendum (the Base Agreement, together with and as modified, amended and supplemented by this Addendum, is collectively referred to as the “Agreement”), to reflect, to the extent necessary to comply with the Higher Education Act (as defined herein), the pledge of legal title to the Student Loan Collateral (as defined herein) to (a) The Bank of New York Mellon Trust Company, National Association, not in its individual capacity but solely as eligible lender trustee on behalf of and for the benefit of the Bank (in such capacity, the “Bank Eligible Lender Trustee”) and (b) SLM Education Credit Finance Corporation, not in its individual capacity but solely as interim eligible lender trustee on behalf of and for the benefit of the Bank (in such capacity, the “Interim Bank Eligible Lender Trustee”) until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee, and (iii) make certain other changes to the Base Agreement in order to reflect the terms of the agreement between the Member and the Bank;
     NOW THEREFORE, for valuable consideration, intending to be legally bound, and with respect to each and every Advance under the Agreement, the Bank and the Member agree as follows:
Section 1. Inconsistencies. Any inconsistencies between this Addendum, the Base Agreement or the Member Policies and Procedures shall be resolved in favor of this Addendum.
Section 2. Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Base Agreement.

Section 3. Modifications. Notwithstanding anything in the Base Agreement or the Member Policies and Procedures to the contrary, the parties hereto agree as follows:
A.	To the extent necessary to comply with the Higher Education Act of 1965, as amended, or related regulations promulgated by the U.S. Secretary of Education (the “Higher Education Act”), legal title to all of the Collateral consisting of student loans reinsured under Title IV of the Higher Education Act and made to persons for post secondary education at eligible institutions (the “Student Loan Collateral”) shall be pledged to and, in the event that the Bank and the Bank Eligible Lender Trustee are to become the beneficial and record owners, respectively, of the Student Loan Collateral, vested in the Bank Eligible Lender Trustee (or the Interim Bank Eligible Lender Trustee until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee) on behalf of and for the benefit of the Bank and, for the avoidance of doubt, the Bank shall for all purposes be considered the beneficial owner of such Student Loan Collateral but shall not, for any reason whatsoever, be deemed to own the title thereto;

B.	The Member undertakes and agrees to keep and maintain at all times Collateral which has an Advance Equivalency sufficient to fully secure its Advances. Advance Equivalency is calculated by applying commercially reasonable Collateral Maintenance Levels to the fair market value or book value of Collateral. The Member acknowledges that the Bank may increase such Collateral Maintenance Levels, in a commercially reasonable and nondiscriminatory manner as determined by the Bank, by providing written notice of any such increase to the Member at least thirty (30) calendar days prior to implementing the same. The Member hereby agrees that, for purposes of calculating the Advance Equivalency of the Collateral, such calculation shall not take into consideration any item of Student Loan Collateral in respect of which there has been a breach of any representation or warranty of the Member or any of its affiliates in the origination, sale, pledge, servicing or administration of such item of Student Loan Collateral which has a material adverse effect on the interest of the Bank in such item of Student Loan Collateral;

C.	With the consent of the Bank, the Member may withdraw any Collateral specified in a written request to the Bank, provided that the Bank reasonably determines that the remaining Collateral, after giving effect to such withdrawal, has an Advance Equivalency at least equal to Member’s Advances;

D.	The Member agrees to make, execute and deliver to the Bank such assignments, endorsements, listings, powers, or other documents or instruments, or to take any such other measures as the Bank may reasonably request in order to protect its security interest in the Collateral. The Member authorizes the Bank to file any and all financing statements and amendments thereto as the Bank reasonably deems desirable to perfect and protect its security interest in the Collateral;

E.	The Member agrees to provide any information regarding the Collateral reasonably requested by the Bank and to make its books and records available to the Bank audits or verification pursuant to Section 12 of the Base Agreement;

F.	Member agrees to provide any information requested by the Bank in connection with an Advance or Collateral and any information contained in any status report, schedule, or other documents requested or required hereunder and any other information given from time to time by the Member as to each item of Collateral;

G.	All references to the Bank in the Agreement and the Member Policies and Procedures means the Bank Eligible Lender Trustee (or the Interim Bank Eligible Lender Trustee until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee) for all purposes involving the holding or transferring of legal title to any Student Loan Collateral;

H.	At or prior to the execution of this Addendum, the Member shall have caused the amendment of any servicing agreement pursuant to which the Student Loan Collateral will be serviced during the term of the Agreement in order to (i) make the Bank an intended third party beneficiary of such servicing agreement and (ii) include an acknowledgment by the related servicer of the rights of the Bank and the Bank Eligible Lender Trustee (and the Interim Bank Eligible Lender Trustee until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee) in the Student Loan Collateral. If, at any time after the execution of this Addendum, the Student Loan Collateral shall become subject to the terms of any other servicing agreement, the Member hereby agrees to cause such servicing agreement to include the provisions described in clauses (i) and (ii) in the preceding sentence;

I.	If any affiliate of the Member (each, an “Affiliate”) becomes a party to an Affiliate Collateral Pledge and Security Agreement with the Bank, the Member hereby agrees to cause any such Affiliate, at or prior to the execution of such Affiliate Collateral Pledge and Security Agreement, to (i) acknowledge and agree to the terms and provisions of the servicing and custodial agreement pursuant to which the Bank’s designated servicer has agreed to service the Student Loan Collateral in the event that Bank and the Bank Eligible Lender Trustee (or the Interim Bank Eligible Lender Trustee until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee) become the beneficial and record owners, respectively, of the Student Loan Collateral pursuant to the terms of the Agreement and (ii) amend any servicing agreement pursuant to which any Student Loan Collateral pledged by such Affiliate will be serviced during the term of the Agreement in order to (a) make the Bank and the Bank Eligible Lender Trustee (and the Interim Bank Eligible Lender Trustee until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee) an intended third party beneficiary of such servicing agreement and (b) include an acknowledgment by the related servicer of the rights of the Bank and the Bank Eligible Lender Trustee (and the Interim Bank Eligible Lender Trustee until such time as guarantee agreements with the applicable state agencies or guarantors have been entered into in favor of the Bank Eligible Lender Trustee) in such Student Loan Collateral. If, at any time after the execution of this Addendum, the Student Loan Collateral pledged by an Affiliate shall become subject to the terms of any other servicing agreement, the Member hereby agrees to cause such servicing agreement to include the provisions described in clauses (ii)(a) and (b) in the preceding sentence; and

J.	It is further agreed that no Affiliate other than SLM Education Credit Finance Corporation shall be permitted to pledge any item of Student Loan Collateral for which there is not a guarantee agreement with the applicable state agency or guarantor in favor of the Bank Eligible Lender Trustee; and

K.	Section 14 of the Base Agreement is hereby deleted and replaced in its entirety with the following:

“Section 14. Applicable Law and Severability. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflicts of law principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.”
Section 4. Effective Date; Entire Agreement. Upon execution of this Addendum by the parties hereto, the Agreement shall be effective as of the date of the Base Agreement. The Agreement, together with the Member Policies and Procedures and any applicable Confirmations, shall embody the entire agreement and understanding between the parties hereto relating to the subject matter hereof and thereof. The Agreement may not be amended except by written amendment executed by the Bank and the Member.

     IN WITNESS WHEREOF, each of the parties has caused this Addendum Number 1 to Advances, Pledge and Security Agreement to be signed in its name by its duly authorized representatives as of the dates below.

HICA EDUCATION LOAN CORPORATION ( Member # 5165 )

By:
Name:	Mark D. Rein
Title:	President
Date:	January 15, 2010

FEDERAL HOME LOAN BANK OF DES MOINES

By:
Name:	Jodie L. Stephens
Title:	Collateral Risk Manager
Date:	January 15, 2010

ACKNOWLEDGED AND AGREED TO BY THE UNDERSIGNED FOR THE SOLE PURPOSE OF ACKNOWLEDGING THE GRANT OF A SECURITY INTEREST IN THE STUDENT LOAN COLLATERAL BY THE MEMBER IN FAVOR OF THE BANK AND THE BANK ELIGIBLE LENDER TRUSTEE AND IN NO EVENT SHALL THE UNDERSIGNED BE DEEMED TO BE A PARTY TO THE BASE AGREEMENT OR ADDENDUM NUMBER 1 THERETO:
THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Bank Eligible Lender Trustee

By:
Name:	Melissa A. Hancock
Title:	Vice President
Date:	January 15, 2010

ACKNOWLEDGED AND AGREED TO BY THE UNDERSIGNED FOR THE SOLE PURPOSE OF ACKNOWLEDGING THE GRANT OF A SECURITY INTEREST IN THE STUDENT LOAN COLLATERAL BY THE MEMBER IN FAVOR OF THE BANK AND THE INTERIM BANK ELIGIBLE LENDER TRUSTEE AND IN NO EVENT SHALL THE UNDERSIGNED, IN SUCH CAPACITY, BE DEEMED TO BE A PARTY TO THE BASE AGREEMENT OR ADDENDUM NUMBER 1 THERETO:
SLM EDUCATION CREDIT FINANCE CORPORATION, not in its individual capacity but solely in its capacity as Interim Bank Eligible Lender Trustee

By:
Name:	Mark D. Rein
Title:	Vice President
Date:	January 15, 2010

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